UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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ACCESS NATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Access National Corporation

1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191

Dear Fellow Shareholders:

          You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Access National Corporation. The meeting will be held on Tuesday, May 24, 2005, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our annual report on Form 10-K for the year ended December 31, 2004, which will be reviewed at the Annual Meeting.

          Please complete, sign, date, and return the REVOCABLE PROXY in the enclosed postage-paid envelope as soon as possible, regardless of whether or not you plan to attend the Annual Meeting. It is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the meeting if you so desire.

          We appreciate your continuing loyalty and support of Access National Corporation and its subsidiaries, Access National Bank, Access National Mortgage Corporation and Access National Leasing Corporation.

Sincerely, Michael W. Clarke President and Chief Executive Officer

Reston, Virginia
April 22, 2005

ACCESS NATIONAL CORPORATION
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2005

          The 2005 Annual Meeting of Shareholders of Access National Corporation (the “Corporation”) will be held at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia on Tuesday, May 24, 2005, at 4:00 p.m. for the following purposes:

1.	To elect three (3) Class III directors to the Board of Directors of the Corporation to serve until the 2008 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this notice; and

2.	To ratify the selection of BDO Seidman, LLP to serve as independent public accountants for the fiscal years ending December 31, 2005 and 2006.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

          Shareholders of record at the close of business on April 1, 2005, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors, Sheila M. Linton Corporate Secretary

April 22, 2005

IMPORTANT NOTICE

          Please complete, sign, date, and return the REVOCABLE PROXY in the enclosed postage-paid envelope as soon as possible, regardless of whether or not you plan to attend the Annual Meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies are revoked.

ACCESS NATIONAL CORPORATION

1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191

PROXY STATEMENT
2005 ANNUAL MEETING OF SHAREHOLDERS
MAY 24, 2005

GENERAL

          The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2005 Annual Meeting of the Shareholders (the “Annual Meeting”) of Access National Corporation to be held on Tuesday, May 24, 2005, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia. The approximate mailing date of this Proxy Statement is April 22, 2005.

Revocation and Voting of Proxies

          Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to a proposal, the proxy will be voted FOR the director nominees named in proposal 1 and FOR the ratification of the selection of the independent public accountants named in proposal 2, as set forth in the accompanying notice, and all other matters will be voted by the named individuals to whom the proxy has been granted in accordance with their best judgment.

Voting Rights of Shareholders

          Only those shareholders of record at the close of business on April 1, 2005, are entitled to notice of and to vote at the Annual Meeting, or any adjournment thereof. The number of shares of common stock of the Corporation outstanding and entitled to vote at the Annual Meeting is 3,959,324. The Corporation has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of the Corporation’s common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

          With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. Approval of any other matter requires an affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether such matter has been approved, and therefore have no effect.

Solicitation of Proxies

          The cost of solicitation of proxies will be borne by the Corporation. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and its subsidiaries may make solicitations of proxies by telephone or mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their charges and expenses in this connection if so requested.

Security Ownership of Certain Beneficial Owners

All persons known by the Corporation to be the owners of more than 5% of the Corporation’s common stock are or were also directors and/or named executive officers of the Corporation during 2004 and are listed in the table under “Security Ownership of Management.”

Security Ownership of Management

          The following table shows as of March 31, 2005, the beneficial ownership of the Corporation’s common stock of each director, director nominee, certain executive officers and of all directors, director nominees, and executive officers of the Corporation as a group.

	Common Stock		Number of Shares	Number of Shares
	Beneficially		under Exercisable	under Exercisable		Percent of
Name	Owned		Options	Warrants (1)		Class
J. Randolph Babbitt	60,900	(2)	39,015	3,360		2.58%
Oakton, Virginia

Michael W. Clarke	132,492	(3)	104,580	5,610		5.96%
Vienna, Virginia

John W. (Skip) Edgemond	188,069	(4)	41,925	5,610		5.88%
Reston, Virginia

Dean F. Hackemer	44,950	(5)	4,650	28,797		1.96%
Oakton, Virginia

James L. (Ted) Jadlos	88,900		36,365	0		3.14%
Denver, Colorado

Thomas M. Kody	108,600		40,425	5,610		3.86%
Great Falls, Virginia

Jacques Rebibo	200,418	(6)	41,925	102,588	(9)	8.41%
McLean, Virginia

Michael Rebibo	280,022	(6)(7)	0	159,549	(9)	10.67%
Oakton, Virginia

Robert C. Shoemaker	85,818	(8)	77,337	3,360		4.12%
Fairfax, Virginia

Charles Wimer	25,704		22,500	0		1.21%
Virginia Beach, Virginia

All Directors & Executive	1,215,873		408,722	314,484		41.41%

Officers as a group (10 persons)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. All shares of common stock indicated in the above table are subject to the sole investment and voting power of the identified director or officer, except as otherwise set forth in the footnotes below.

(1)	Includes warrants issued (i) to the organizing shareholders of the Bank for their early investment commitment and funding of the Bank’s organizational phase (these warrants vested immediately), and (ii) to the former shareholders of MIC as part of the merger agreement discussed in note 6 below (these warrants vest annually pursuant to earn-out provisions based on the Access National Mortgage Corporation’s annual financial performance through the fiscal year 2004).

(2)	Includes 51,450 shares held in trust and with respect to which Mr. Babbitt shares the power to vote and dispose of the share.

(3)	Includes 5,750 shares held by spouse.

(4)	Includes 1,365 shares held by spouse, 7,123 shares held by minor children, and 4,800 shares held by Greenworks Landscaping, Inc., of which Mr. Edgemond is President/Owner.

(5)	Includes 6,300 shares held by spouse.

(6)	Includes shares acquired pursuant to the merger agreement between the Bank and Mortgage Investment Corporation (“MIC”), now known as Access National Mortgage Corporation.

(7)	Includes 60,872 shares held by Kathy Rebibo, Mr. M. Rebibo’s mother.

(8)	Includes 18,165 shares held by spouse and 300 shares held for minor children.

(9)	Includes warrants acquired pursuant to the merger agreement between the Bank and Mortgage Investment Corporation (“MIC”), now known as Access National Mortgage Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires directors, executive officers and 10% beneficial owners of companies whose securities are registered under Section 12 of the Exchange Act to file reports with the Securities and Exchange Commission concerning their ownership of the Corporation’s securities. Based solely upon the Corporation’s review of such reports, the Corporation believes that all executive officers, directors or greater than 10% beneficial owners filed these required reports on a timely basis during 2004 with the following exceptions: Mr. Jadlos filed an amended Form 3 in November 2004 for one transaction, Mr. Hackemer filed a Form 5 in February 2005 for one transaction, and Mr. Edgemond filed a Form 4 in December 2004 for one transaction.

PROPOSAL ONE
ELECTION OF DIRECTORS

          The Board is divided into three classes (I, II, and III) of directors. The term of office for Class III directors will expire at the Annual Meeting. The three persons named below, each of whom currently serves as a director of the Corporation, will be nominated to serve as Class III directors. If elected, the Class III nominees will serve until the 2008 Annual Meeting of Shareholders. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Board.

          Certain information concerning the nominees for election at the Annual Meeting as Class III directors is set forth below, as well as certain information about the Class I and II directors, who will continue in office until the 2006 and 2007 Annual Meetings of Shareholders, respectively.

	Served
Name (Age)	Since(1)	Principal Occupation During Past Five Years
Class III Nominees (To Serve Until the 2008 Annual Meeting)
Jacques Rebibo (65)	1999	Chairman of the Board of Directors and Director of Access National Corporation since April 18, 2002; Chairman of the Board of Directors of Access National Bank since February 22, 2000 and Director since inception. Currently serves as a consultant to several private and public concerns. Over the

	Served
Name (Age)	Since(1)	Principal Occupation During Past Five Years
		last 30-years, he has held executive level positions with numerous private and publicly owned technology and financial related companies.

John W. (Skip) Edgemond, IV (43)	1999	Director of Access National Corporation and Access National Bank since inception; Owner and President of Greenworks Landscaping, Chantilly, Virginia since 1984.

J. Randolph Babbitt (58)	1999	Director of Access National Corporation and Access National Bank since inception; President and Chief Executive Officer of ECLAT Consulting, Inc. since February 2002. Previously served as President, Air Line Pilots Association International.

Class I Directors (Serving Until the 2006 Annual Meeting)
Michael W. Clarke (43)	1999	President, Chief Executive Officer, and Director of Access National Corporation and Access National Bank since inception. Prior to joining Access National Bank, Mr. Clarke was Chief Credit Officer of Patriot National Bank/United Bank, Vienna, Virginia.

James L. (Ted) Jadlos (39)	2000	Director of Access National Corporation since April 18, 2002; Director of Access National Bank since May 23, 2000; President of Griffin Capital Partners, Inc., Denver, Colorado since 2002. Previously a Principal with Phoenix Capital, Inc.

Class II Directors (Serving Until the 2007 Annual Meeting)
Robert C. Shoemaker (44)	1999	Executive Vice President and Director of Access National Corporation and Access National Bank since inception. Prior to joining Access National Bank, Senior Vice President of Construction and Real Estate Lending for Patriot National Bank/United Bank, Vienna, Virginia.

Thomas M. Kody (43)	1999	Director of Access National Corporation and Access National Bank since inception; Owner of multiple automobile dealerships in Maryland and Virginia.

(1)	Includes term as a director of Access National Bank (the “Bank”) prior to the reorganization in which the Corporation became the holding company for the Bank.

Unless authority for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees recommended by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS III DIRECTORS.

PROPOSAL TWO
RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

               BDO Seidman, LLP served as the Corporation’s independent accountants for the fiscal year ended December 31, 2004, and has been selected by the Audit Committee as independent public accountants for the Corporation for the fiscal years ending December 31, 2005 and 2006. Should the shareholders vote “AGAINST” ratification, the Audit Committee will consider a change in independent accountants for the year ending December 31, 2006.

               If not otherwise specified, proxies will be voted in favor of ratification of the appointment. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP TO SERVE AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEARS ENDING DECEMBER 31, 2005 AND 2006.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

     The current Board of Directors is comprised of seven members, a majority of whom are “independent,” as defined by the listing standards of The NASDAQ Stock Market, Inc. (“Nasdaq”). The Board of Directors has determined in accordance with the Nasdaq listing standards that these independent directors have no relationships with the Corporation that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Babbitt, Edgemond, Jadlos and Kody.

     During 2004, there were 12 meetings of the Board of Directors of the Corporation. Mr. Kody attended 67% of all of the meetings of the Board and Board committees on which he served. The remaining six (6) directors attended at least 75% of all meetings of the Board and Board committees on which he served. When directors are unable to attend a meeting, it is the Corporation’s practice to provide all meeting materials to the director, and the Chief Executive Officer consults and apprises the director of the meeting’s subject matter.

     The Corporation has not adopted a formal policy on board members’ attendance at our annual meetings of shareholders, although all board members are invited and encouraged to attend and, historically, most have done so. Five of the seven board members attended the 2004 Annual Meeting of Shareholders.

     The Board of Directors has standing Audit, Nominating and Governance, Compensation, and Loan Committees. The Board of Directors established the Nominating and Governance Committee and Compensation Committee in April 2004 to satisfy the SEC rules and regulations promulgated pursuant to the Sarbanes-Oxley Act of 2002.

     Nominating and Governance Committee. Members of the Nominating and Governance Committee are Messrs. Edgemond (Chair), Babbitt, Jadlos and Kody, each of whom is independent under the Nasdaq listing standards. The committee did not meet in 2004. The committee is responsible for making recommendations to the full Board regarding nominations of individuals for election to the Board of Directors and for evaluating the Board’s structure, personnel, committee composition and general governance processes. The committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which was attached as Appendix A to the Corporation’s 2004 Proxy Statement. The Board of Directors reviews and reassesses the adequacy of this charter annually.

     In 2004 and prior years, the Board of Directors as a whole has acted as the nominating committee for nominees to be voted on for election as directors. Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on company matters. The committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board of Directors, to the Corporation and to its shareholders. The committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and business reference interviews and reviewing other relevant information. Candidates whose evaluations are favorable are then recommended by the committee for selection by the full Board. The full Board then selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.

     In accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if the nomination is made in writing. Any such shareholder nominations must be received by the Corporation’s Secretary at the Corporation’s principal office in Reston, Virginia, no later than March 29, 2006 in order to be considered for the next annual election of directors.

     In order to be valid, a shareholder nomination must set forth (1) the name and address of the shareholder who intends to make the nomination; (2) the name and address of the person or persons to be nominated; (3) a representation that the shareholder is a record holder of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons) pursuant to which the shareholder is making the nomination; (5) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors, including the amount and nature of the nominee’s beneficial ownership of the Corporation, the nominee’s principal occupation for the past five years and his or her age; and (6) the written consent of each nominee to serve as a director if elected. Any candidates recommended by a shareholder or shareholder group will be reviewed and considered in the same manner as all other candidates considered by the committee.

     Compensation Committee. Members of the Compensation Committee are Messrs. Jadlos (Chair), Babbitt, Edgemond and Kody, each of whom is independent under the Nasdaq listing standards. The committee met three (3) times in 2004. The committee is responsible for recommending the level of compensation of each executive officer of the Corporation and its subsidiaries, the granting of equity based compensation, employment agreements and other employee compensation plans for approval by the full Board of Directors, except that the Chief Executive Officer is not present during deliberations or voting with respect to his compensation. The committee operates pursuant to a written charter adopted by the Board of Directors, which the Board reviews and reassesses annually.

     In 2004 and prior years, the Corporation had no separate committee to address compensation matters. Compensation for employee directors was determined by the non-employee directors. Awards pursuant to the Corporation’s 1999 Stock Option Plan or other equity based forms of compensation were administered by management with oversight from the entire Board of Directors.

     Audit Committee. Current members of the Audit Committee are Messrs. Babbitt (Chair), Edgemond, Jadlos and Kody, each of whom satisfies the independence requirements and financial literacy requirements of the Nasdaq listing standards and SEC regulations applicable to audit committee members.

     While the Board of Directors believes that all of its Audit Committee members have the necessary experience and level of financial sophistication to serve effectively on the Audit Committee, the Board has determined that the Corporation does not currently have an “audit committee financial expert,” as defined by the SEC’s rules and regulations, serving on the Audit Committee. Nevertheless, the Board of Directors believes that the cumulative experience of the directors serving on the Audit Committee is adequate to provide appropriate oversight of the Corporation’s and the Bank’s audit functions. The members of the Audit Committee have significant management and financial oversight experience in businesses of various size and complexity across a variety of industries. In addition, all members of the Audit Committee have past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication.

     The Audit Committee assists the Board in its oversight duties with respect to financial reporting, internal controls and other matters relating to corporate governance. The Audit Committee reviews and approves various audit functions including the year-end audit performed by the Corporation’s independent public accountants. The Audit Committee met eight (8) times during 2004. The committee operates pursuant to a written charter adopted by the Board of Directors. See Report of the Audit Committee on page 14.

     The Corporation has adopted a Code of Ethics that applies to its directors, executives and employees. The Corporation’s Code of Ethics was filed as Exhibit 14 to the Corporation’s 2003 Form 10-K.

Shareholder Communications with the Board of Directors

     Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Board of Directors/Individual Director, c/o Corporate Secretary, Access National Corporation, 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191. All shareholder communications must be written and should contain the address, telephone number and email address, if any, of the person submitting the communication. All shareholder communications will be delivered to their addressees. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Directors Compensation

     The non-employee members of the Board of Directors of the Corporation have not been paid any cash compensation, retainers or other fees in 2004. Non-employee directors receive stock options under the 1999 Stock Option Plan, which is designed to encourage attendance and participation at meetings, regulatory compliance, budget performance, maintenance of financial controls and referral of business to the Corporation. Under the director compensation program, each outside director is eligible to receive options to purchase up to 7,500 shares of the Corporation’s stock each year, based on various criteria, including attendance at meetings and the Corporation’s financial performance. Each non-employee director earned 7,290 stock options in connection with service during the fiscal year ended December 31, 2004.

Executive Officers Who Are Not Directors

	Executive
	Officer		Principal Occupation
Name (Age)	Since	Current Position	During Past Five Years
Charles Wimer (60)	2000	Executive Vice President and Chief Financial Officer, Access National Corporation and Access National Bank.	Executive Vice President and Chief Financial Officer of Access National Corporation since April 2002, and Access National Bank since January 2000; Executive Vice President and Chief Financial Officer, Monarch Bank, 1999-2001; Executive Vice President and Chief Financial Officer, Potomac Bank, 1998-1999.

Dean F. Hackemer (40)	2004	Senior Vice President, Access National Bank; President, Access National Mortgage Corporation.	Senior Vice President of Access National Bank and President of Access National Mortgage since September 2004; Previously Executive Vice President of Access National Mortgage since 2002; Loan Officer, Vice President and Senior Vice President of Mortgage Investment Corporation from 1992 - 2002.

EXECUTIVE COMPENSATION AND RELATED PARTY TRANSACATIONS

     Summary of Cash and Certain Other Compensation. The following table shows the cash and non-cash compensation earned by the Chief Executive Officer and the other three most highly compensated executive officers of the Corporation (together, the “named executive officers”) during the years 2004, 2003, and 2002.

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Securities	All
Name and				Other Annual	Underlying	Other
Principal Position	Year	Salary(1)	Bonus	Compensation(2)	Options (#)(3)	Compensation(4)
Michael W. Clarke
President and Chief	2004	$192,509	$85,167	—	—	$3,250
Executive Officer	2003	$167,896	$80,000	—	—	$2,990
	2002	$132,000	$53,500	—	—	$2,687

Robert C. Shoemaker
Executive Vice	2004	$161,258	$51,100	—	—	$3,250
President	2003	$123,167	$50,000	—	—	$2,990
	2002	$102,125	$29,648	—	—	$2,687

Charles Wimer
Executive Vice	2004	$134,382	$35,117	—	750	$1,595
President and Chief	2003	$105,915	$28,350	—	—	$1,452
Financial Officer	2002	$102,125	$25,080	—	—	$1,232

Dean F. Hackemer
Senior Vice President,	2004	$169,648	$338,108	—	4,500	$3,250
Access National	2003	$189,929	$335,346	—	—	$2,990
Bank; President of	2002	$210,670	$96,561	—	1,950	$2,687
Access National
Mortgage Corporation

Michael J. Rebibo (5)
Senior Vice President,	2004	$154,582	$983,056	—	—	$3,250
Access National	2003	$162,519	$981,547	—	—	$3,000
Bank; President of	2002	$155,459	$283,255	—	3,000	$1,971
Access National
Mortgage Corporation

(1)	Salaries are paid by Access National Bank or Access National Mortgage Corporation. Access National Corporation has not paid any compensation to the executive officers to date.

For Mr. Hackemer, salary includes $6,306, $63,270 and $125,670 in earned mortgage loan commissions for 2004, 2003 and 2002, respectively.

(2)	The amount of compensation in the form of perquisites or other personal benefits properly categorized in this column according to the disclosure rules adopted by the Securities and Exchange Commission did not exceed the lesser of either $50,000, or 10% of the total annual salary and bonus reported for the named executive officers, in any of the three years reported.

(3)	Totals do not include options granted in connection with adjustment for June 2002 Rights Offering.

(4)	All amounts represent the Corporation’s 401(k) profit sharing match to participating employees.

(5)	Michael Rebibo’s employment terminated on 12/01/04. He is no longer an Executive Officer of Access National Corporation or any of its subsidiaries.

     Option Grants. No options were granted to Messrs. Clarke or Shoemaker during 2004.

Option Grants in Last Fiscal Year

		% of Total			Potential Realizable Value
	Number of	Options			at Assumed Annual Rates
	Securities	Granted to	Exercise		of Stock Price Appreciation
	Underlying	Employees	Price	Expiration	for Option Term (2)
Name	Options Granted(1)	in Fiscal Year	($/Share)	Date	5% / 10%
Michael W. Clarke	—	—	—	—	— / —
Robert C. Shoemaker	—	—	—	—	— / —
Charles Wimer	750	2.40%	$15.07	01/31/09	$3,120 / $6,900
Dean F. Hackemer	500	1.60%	$15.07	01/31/09	$2,080 / $4,600
	4,000	14.42%	$13.44	11/01/09	$14,840 / $32,840
Michael Rebibo (3)	600	1.92%	$15.07	01/31/09	$2,496 / $5,520

(1)	Wimer: Options vest 100% on 1/31/07, the third anniversary of the grant date;
Hackemer: Options vest 100% on 1/31/07 (500 options) and 11/1/07 (4,000 options), the third anniversary of the grant date(s).

(2)	Potential realizable value at the assumed annual rates of stock price appreciation indicated, based on actual term (5 years) and annual compounding, less cost of shares at exercise price.

(3)	Michael Rebibo’s employment terminated on 12/01/04. He is no longer an Executive Officer of Access National Corporation or any of its subsidiaries and held no stock options as of 12/31/04.

     Option Exercises and Holdings. The following table shows stock options held by Messrs. Clarke, Shoemaker, Wimer, Hackemer and Rebibo as of December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

No. of Securities
			Underlying Unexercised	Value of Unexercised
	Shares	Value	Options at	In-the-Money Options
	Acquired on	Realized ($)	December 31, 2004 (#)	at December 31, 2004 ($) (1)
Name	Exercise (#)	(1)	Exercisable/Unexercisable	Exercisable/Unexercisable
Michael W. Clarke			94,680 / 38,403	$1,023,491 / $352,444

Robert C. Shoemaker			70,737 / 26,844	$764,667 / $244,213

Charles Wimer			26,907 / 4,407	$243,225 / $27,208

Dean F. Hackemer			4,650 / 7,206	$40,769 / $22,562

Michael J. Rebibo (2)	7,380	$61,371	— / —	— / —

(1)	Based on the closing price ($14.14) of the Corporation’s common stock as reported on the Nasdaq National Market System for 12/31/04.

(2)	Michael Rebibo’s employment terminated on 12/01/04. He is no longer an Executive Officer of Access National Corporation or any of its subsidiaries and held no stock options as of 12/31/04.

Equity Compensation Plan

The following table sets forth information as of December 31, 2004 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance:

Equity Compensation Plan Information(1)

(c)
Number of securities
	(a)		remaining available for
	Number of securities	(b)	future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected
Plan category	warrants and rights	warrants and rights	in column (a))

Equity compensation plans approved by security holders (2)	560,909	$5.71	414,091

Equity compensation plans not approved by security holders	—	—	—

Total	560,909	$5.71	414,091

(1)	All share and dollar per share amounts have been adjusted to give effect to the 10-for-1 stock dividend distributed by the Corporation in April, 2001 and the 3-for-1 stock dividend distributed by the Corporation on June 1, 2003.

(2)	All shares relate to the Corporation’s 1999 Stock Option Plan, as amended in 2003. Number of securities do not include common shares outstanding.

Employment Agreements

     The Corporation does not have any employment agreements with its executives. All executive officers are presently serving under employment agreements with the Bank or its subsidiaries as outlined below.

     Effective March 29, 2005, the Bank and Mr. Clarke entered into an employment agreement under which Mr. Clarke serves as President of Access National Bank for a current annual base salary of $250,000, subject to discretionary annual increases. In addition, the agreement provides for an annual performance bonus, stock option awards, and other benefits including term life insurance and health and disability insurance coverage.

     The agreement is for a term of five years, with automatic two year renewals. Mr. Clarke serves at the pleasure of Access National Bank’s Board of Directors. If, during the term of the agreement, the Bank terminates Mr. Clarke’s employment without cause or Mr. Clarke terminates his employment for good reason (as defined in the agreement), Mr. Clarke will be entitled to a lump sum payment equal to 1.99 times his trailing base and cash bonus compensation as paid over the 12 months preceding the termination date. Additionally, bonus and medical, life and liability insurance will be paid until the expiration date of the employment agreement. If Mr. Clarke’s employment is terminated as a result of a change in control (as defined in the agreement), he is entitled to the same benefits, so long as he terminates his employment within 180 days after the occurrence. The agreement contains non-competition covenants for a period of one (1) year following termination of his employment. The agreement also contains a covenant requiring Mr. Clarke to maintain ownership in the Corporation’s common stock in an amount no less than five (5) times his initial base salary.

     Effective March 29, 2005, Access National Bank and Mr. Shoemaker entered into an employment agreement under which Mr. Shoemaker serves as Executive Vice President of Access National Bank. The terms of Mr. Shoemaker’s agreement are similar to Mr. Clarke’s agreement, except that Mr. Shoemaker’s current annual salary is $195,000 and the lump sum payment for termination by the Bank without cause or Mr. Shoemaker’s termination for good reason (as defined in the agreement) is equal to 1.25 times his trailing base and cash bonus compensation as paid over the 12 months preceding the termination date. The agreement also contains a covenant requiring Mr. Shoemaker to maintain ownership in the Corporation’s common stock in an amount no less than two and one half (2.5) times his initial base salary.

     Effective January 1, 2000, Access National Bank and Mr. Wimer entered into an employment agreement under which Mr. Wimer serves as Executive Vice President and Chief Financial Officer of Access National Bank. The contract was automatically renewed for two (2) years on January 1, 2005. Mr. Wimer’s current annual salary is $150,000. If, during the term of the agreement, Mr. Wimer’s employment is terminated without cause or Mr. Wimer terminates his employment for good reason (as defined in the agreement), Mr. Wimer will be entitled to continue receiving his base salary, medical, life and liability insurance until the earlier of the expiration date of the employment agreement or one year from the termination date.

     Effective March 29, 2005, Access National Bank and Mr. Hackemer entered into an employment agreement under which Mr. Hackemer serves as President of Access National Mortgage Corporation and Senior Vice President of Access National Bank. The terms of Mr. Hackemer’s agreement are similar to Mr. Clarke’s agreement, except that the term is for three years, with automatic one (1) year renewals. Mr. Hackemer’s annual salary is currently $250,000. If, during the term of the agreement, Mr. Hackemer’s employment is terminated without cause or Mr. Hackemer terminates his employment for good reason (as defined in the agreement), Mr. Hackemer will be entitled to continue receiving his base salary until the expiration date of the employment agreement or if the employer chooses, a lump sum severance payment in an equivalent amount Additionally, bonus and medical, life and liability insurance until the expiration date of the employment agreement. The agreement also contains non-competition covenants for a period of six (6) months following termination of his employment.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Corporation’s Board of Directors is responsible for establishing and administering compensation of the Corporation’s executive officers, including the Named Executive Officers. The Committee is comprised of all of the non-employee “independent” directors, as such terms are defined by the SEC and the NASDAQ Stock Market. The Committee operates pursuant to a written charter adopted by the Board of Directors. The Committee reviews and reassesses this charter annually and recommends any changes to the Board of Directors for approval.

Prior to 2004, the Board of Directors had no separate committee to address compensation matters. Compensation for all executive officers for 2004 was determined by the non-employee Directors. This report describes the current policies of the Committee with respect to compensation for 2005, and all such references also refer to the full Board’s approach to executive compensation for 2004.

Compensation Philosophy.

The Board of Directors believes the Corporation’s management and personnel are its greatest resource. The attraction and retention of skilled personnel has been the single most important contributing factor to the Corporation’s success since inception. The Corporation recruits for and places high performance expectations upon its personnel. In order to attract highly skilled personnel, the Corporation expects to make available attractive compensation plans that allow top performing personnel to be well compensated when compared to peers. The Corporation’s philosophy also fosters, and in some instances requires, ownership in the Corporation by personnel at all levels.

Executive Officer Compensation

Compensation of executive officers is established based upon the Committee’s review of the performance and qualifications of each executive in the context of the business environment, defined job responsibilities, goals and objectives, as established no less than annually.

With respect to both base salary and performance based compensation, the CEO and executive officers of the Bank and Corporation are evaluated based upon the following corporate performance factors:

☐	Regulatory relations and exam results;

☐	Internal and external audit results;

☐	Asset quality measures;

☐	Return on equity relative to budget and peer comparisons; and

☐	Key metrics of financial performance compared to budget.

These factors are equally weighted in determining annual cash bonuses for Messrs. Clarke, Shoemaker and Wimer, as discussed below. With respect to base salary increases, which are granted at the discretion of the Board subject to certain minimum salary increases described below, the Committee subjectively evaluates the above-described factors in their totality and does not employ a formula which predetermines the relative weighting of the factors.

The performance of each individual executive is also evaluated subjectively on qualitative factors addressing leadership, governance and relationships.

The President of the Mortgage Corporation is evaluated based upon the following performance factors of the business unit:

☐	Origination volume compared to budget;

☐	Profit margins compared to budget;

☐	Net income compared to budget;

☐	Business plan adherence and execution; and

☐	Maintenance of an effective quality control program.

The President of the Mortgage Company is also evaluated subjectively on qualitative factors addressing leadership, governance and relationships.

Total compensation of each executive is comprised of a base salary and performance based compensation consisting of annual cash bonuses and stock option awards. In addition, each executive is entitled to participate in all other company provided benefits such as health and life insurance coverage and the retirement savings plan. The basic compensation arrangement as well as other covenants and terms designed to protect and benefit the interest of both parties are set forth in employment contracts. These employment contracts have been filed as exhibits to the Corporation’s SEC filings and are publicly available.

The employment contracts of Messrs. Shoemaker and Wimer in effect for the fiscal year ended December 31, 2004 provided that increases in base salary were at the discretion of the Board, subject to minimum increases upon meeting specified financial targets. Mr. Shoemaker’s contract provided that the minimum annual base salary increase would be 7.5%, so long as net income was not less than 50% of the budgeted amount and return on equity was not less than 6%. These goals were met in 2003 and Mr. Shoemaker’s base salary was increased 7.5% to $161,250 for 2004. Mr. Wimer’s contract provides that the minimum annual base salary increase would be 7.5%, so long as net income was not less than 75% of the budgeted amount, return on equity was not less than 6% and the Corporation received an unqualified audit opinion. These goals were met in 2003 and Mr. Wimer’s base salary was increased 7.5% to $134,375 for 2004.

The employment contracts of Messrs. Shoemaker and Wimer in effect for the fiscal year ended December 31, 2004 provided that they were eligible to receive an annual cash bonus in an amount up to 35% and 30%, respectively, of their base salaries, based on an evaluation of the corporate performance factors listed above on a scale from 0-5, with 0 meaning failure to perform and 5 meaning excellent performance. Mr. Shoemaker received a composite evaluation of 4.24 and was awarded a cash bonus for 2004 performance of $47,906, which represented 29.7% of his base salary for 2004. Mr. Wimer received a composite evaluation of 3.98 and was awarded a cash bonus for 2004 of $32,295, which represented 23.9% of his base salary for 2004. The cash bonus awards for each performance period are paid in the first quarter of the subsequent year.

The compensation for non-named executive officers varies from that of Messrs. Shoemaker and Wimer depending upon the nature of the position. The compensation is administered in a manner deemed appropriate by management for the nature of each officer’s responsibility, business conditions, skills, and performance. Generally all executives receive a competitive base salary commensurate with their skills, experience and responsibilities. They have an opportunity to earn a cash bonus of up to 25% of their base salary predicated upon performance against their individual goals and objectives. The performance and compensation of the non-executive officers are evaluated by the officer’s supervisor and the recommendation is reviewed and approved by the CEO.

Chief Executive Officer Compensation

The Committee evaluates the performance of the CEO in the same manner as described above under “Executive Officer Compensation.”

The employment contract of Mr. Clarke in effect for the fiscal year ended December 31, 2004 provided that increases in base salary were at the discretion of the Board, subject to minimum increases upon meeting specified financial targets. Mr. Clarke’s contract provided that the minimum annual base salary increase would be 10.0%, so long as net income was not less than 50% of the budgeted amount and return on equity was not less than 6%. These goals were met in 2003 and Mr. Clarke’s base salary was increased 10.0% to $192,500 for 2004.

The employment contract of Mr. Clarke in effect for the fiscal year ended December 31, 2004 provided that he is eligible to receive an annual cash bonus in an amount up to 50% of his base salary, based on an evaluation of the corporate performance factors listed above on a scale from 0-5, with 0 meaning failure to perform and 5 meaning excellent performance. Mr. Clarke received a composite evaluation of 4.24 and was awarded a cash bonus of $81,700 for 2004, which represented 42% of his base salary for 2004. The bonus was paid in the first quarter of 2005.

Mr. Clarke did not receive any stock options in 2004.

This report is hereby submitted by the Compensation Committee comprised of the following individuals:

James L. Jadlos, Chair
J. Randolph Babbitt, Jr.
John W. Edgemond IV
Thomas M. Kody

Compensation Committee Interlocks and Insider Participation

All of the Corporation’s directors performed the functions of a compensation committee for the Corporation during 2004. None of the directors was an officer or employee of the Corporation during 2004 or in prior years, except for Mr. Clarke, who has been the Chief Executive Officer of the Corporation since 2002, and Mr. Shoemaker, who has been an Executive Vice President since 2002.

Certain Relationships and Related Transactions

The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Corporation for loans totaling $1,064,000 and $1,143,000 at December 31, 2004 and 2003, respectively. During 2004, total principal additions were $783,000 and total principal payments were $862,000. The aggregate amount of deposits at December 31, 2004 and 2003 from directors and officers was $3,855,000 and $5,063,000 respectively.

Report of the Audit Committee

     The Audit Committee of the Board of Directors of the Corporation, which consists of the directors who meet the independence requirements of the Nasdaq listing standards and applicable SEC regulations, has furnished the following report:

     The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, a copy of which was attached to the Corporation’s 2004 Proxy Statement as Appendix B. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

     The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2004, the Audit Committee:

•	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2004 with management and BDO Seidman, LLP, the Corporation’s independent accountants;

•	Discussed with management, BDO Seidman, LLP and the Corporation’s internal auditors the adequacy of the Corporation’s system of internal controls;

•	Discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and the letter from BDO Seidman, LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with BDO Seidman, LLP its independence.

     The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee deemed appropriate.

     As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Corporation’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

     Based on the Audit Committee’s review of the audited financial statements and discussions with management and BDO Seidman, LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee

J. Randolph Babbitt, Chairman
James L. Jadlos
Thomas M. Kody
John W. Edgemond, IV

Change in Independent Registered Public Accounting Firm

On January 18, 2005, based upon the determination of its Audit Committee, the Corporation terminated its engagement with Yount Hyde & Barbour, P.C. (“YHB”) as its independent registered public accounting firm and engaged BDO Seidman, LLP (“BDO”) as its independent registered public accounting firm for the fiscal year ending December 31, 2004.

During the Corporation’s two fiscal years ended December 31, 2003 and December 31, 2004, and during the subsequent interim period through January 18, 2005, (i) there was no disagreement between the Corporation and YHB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to YHB’s satisfaction, would have caused YHB to make reference to the subject matter of the disagreement in connection with its reports on the Corporation’s consolidated financial statements for such fiscal years (however, YHB’s engagement was terminated prior to the issuance of an audit report for the year ended December 31, 2004 and prior to YHB’s initiation of related fieldwork). The audit reports of YHB on the Corporation’s consolidated financial statements as of and for the two fiscal years ended December 31, 2002 and December 31, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles.

The Corporation provided YHB with a copy of the above disclosures, also set forth in the Corporation’s current report on Form 8-K filed with the SEC on January 21, 2005, and requested that they furnish the Corporation with a letter addressed to the SEC stating whether they agreed with the above statements and, if not, stating the respects in which they did not agree. YHB’s letter stating its agreement with the above statements was filed as an exhibit to the Form 8-K.

During the Corporation’s two fiscal years ended December 31, 2003 and December 31, 2004, and during the subsequent interim period through January 18, 2005, the Corporation did not consult with BDO regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s consolidated financial statements, or any other matters or reportable events, as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit and Non-Audit Fees

     The following table presents the fees for professional audit services rendered by BDO Seidman, LLP (“BDO”) for the audit of the Corporation’s consolidated financial statements for the fiscal year ended December 31, 2004, and the fees for professional audit services rendered by Yount, Hyde & Barbour, P.C. (“YHB”) for the audit of the Corporation’s consolidated financial statements for the fiscal year ended December 31, 2003 and the fees billed for other services rendered to the Corporation and its subsidiaries by BDO and YHB during those periods. All services reflected in the following fee table for 2004 and 2003 were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

	2004 – BDO		2003 – YHB
	Fees	Percentage	Fees	Percentage

Audit fees	$49,610	100%	$51,281	68.3%
Audit-related fees	—	—	13,117	17.5%
Tax fees	—	—	10,718	14.3%
All other fees	—	—	—	0%

	$49,610	100%	$75,116	100%

•	Audit fees: Includes the audit of the Corporation’s annual financial statements and review of the financial statements included in the quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings.

•	Audit-related fees: Includes fees for the FHLB collateral verification audit, and consultation concerning financial accounting and reporting standards and other related issues.

•	Tax fees: Includes fees for preparation of federal and state tax returns.

•	Additional fees for professional audit services rendered by YHB during 2004 not incorporated in the table above include $12,802 for audit fees, $10,661 in tax fees and $28,581 in other related fees.

•	The Audit Committee expects audit related fees and expenses to increase significantly in connection with the documentation and compliance requirements of the Sarbanes Oxley Act, Section 404.

     The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of BDO Seidman, LLP, the Corporation’s independent registered public accounting firm..

Audit Committee Pre-Approval Policies

     The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services does not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to J. Randolph Babbitt, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent accountants to management.

Stock Performance Graph

The following graph compares the Corporation’s cumulative total shareholder return on its common stock for the five year period ending December 31, 2004 with the cumulative return of a broad equity market index, the Standard & Poor’s 500 Index, and a peer group constructed by the Corporation (the Peer Group). This presentation assumes $100 was invested in shares of the Corporation and each of the indices on December 31, 1999, and that dividends, if any, were immediately reinvested in additional shares. The graph plots the value of the initial $100 investment at one-year intervals from December 31, 1999 through December 31, 2004.

The Peer Group consists of five companies that, in the opinion of management, are similar to the Corporation in ways relevant to a comparison of stock performance. Specifically, each company in the Peer Group provides commercial banking services in the Mid-Atlantic Region, has existed for 10-years or less; has not paid cash dividends to date; and is considered by management to be in an expansion mode. In calculating the relative index, the stock values of the Peer Group are re-balanced at the beginning each year by the weighted market capitalization. The Peer Group consists of:

Company, Headquarters	Exchange	Trading Symbol	Established

Cardinal Financial Corporation	NASDAQ-NM	CFNL	1998
Fairfax, Virginia

Eagle Bancorp. Inc.	NASDAQ–SC	EGBN	1998
Bethesda, Maryland

Towne Bank	OTC-BB	TOWN	1999
Portsmouth, Virginia

Valley Financial Corp of VA	OTC-BB	VYFC	1995
Roanoke, Virginia

Virginia National Bank	OTC-BB	VABK	1998
Charlottesville, Virginia

There can be no assurance the Corporation’s future stock performance will continue with the same or similar trend as illustrated in the graph below.

	Period Ending December 31
	1999	2000	2001	2002	2003	2004
Access National Corp.	100.00	111.11	202.70	206.91	452.55	424.62

S & P 500 Index	100.00	90.90	80.09	62.39	80.29	89.03

Peer Group Index	100.00	90.06	124.54	150.15	219.72	294.87

OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

     If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2006 Annual Meeting, the proposal must be in proper form and must be received by the Corporation’s Secretary at the Corporation’s principal office located at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191, on or before December 23, 2005.

     In addition, if a shareholder intends to present a proposal for action at the 2006 Annual Meeting, the shareholder must provide the Corporation with written notice thereof on or before March 8, 2006. The proxy solicited by the Board of Directors for the 2006 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Corporation has not received notice of such proposal by March 8, 2006, in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors, Sheila M. Linton Vice President and Secretary

A copy of the Corporation’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2004 will be furnished without charge to shareholders upon written request directed to the Corporation’s Secretary at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY ACCESS NATIONAL CORPORATION

2005 ANNUAL MEETING ON MAY 24, 2005
OR ANY ADJOURNMENT THEREOF

This Revocable Proxy is solicited on behalf of the Board of Directors.

     The undersigned shareholder of Access National Corporation (the Corporation) hereby appoints Robert C. Shoemaker and James (“Ted”) L. Jadlos, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of the Corporation standing in the name of the undersigned as of April 1, 2005, at the Annual Meeting of Shareholders to be held Tuesday, May 24, 2005, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia, or any adjournment thereof, on each of the following matters:

Please be sure to sign and date	Date
this Proxy in the box below.

     Shareholder sign above                    Co-holder (if any) sign above

			With-	For All
		For	hold	Except
1.	To elect three (3) Class III directors to serve until the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified, as instructed below.	☐	☐	☐

Class III Nominees: J. Randolph Babbitt, John W. Edgemond, IV, Jacques Rebibo

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	To ratify the selection of BDO Seidman, LLP to serve as independent public accountants for the fiscal years ending December 31, 2005 and 2006.	☐	☐	☐

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees in Item 1 and FOR the ratification of the independent public accountants in Item 2. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted in the discretion of the proxy agents.

     The undersigned acknowledges receipt from the Corporation prior to the execution of this Revocable Proxy of a Notice of Meeting and of a Proxy Statement dated April 22, 2005.

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

+	+

▲ Detach above card, sign, date and mail in postage paid envelope provided. ▲

ACCESS NATIONAL CORPORATION

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